Exhibit 99.1
Highland Distressed Opportunities, Inc. (the “Company”) issued, for the benefit of all investors, additional information on specific investments disclosed in the Company’s Form 10-Q for the quarterly period ended June 30, 2007, which was filed with the SEC on August 10, 2007. This additional information is limited to publicly available information, and does not address the credit worthiness or financial viability of the issuer, or the future plans of the Company as it relates to a specific investment. Furthermore, while the objective of the Company is to invest primarily in financially-troubled or distressed companies, the Company can and does invest in issuers that are not financially-troubled or distressed at the time of investment. The Company may have sold some, or all, of the positions outlined below subsequent to June 30, 2007. For additional information regarding the Company’s investments as of June 30, 2007, please see the Company’s Form 10-Q for the quarterly period ended June 30, 2007, which was filed with the SEC on August 10, 2007 and on www.highlandhcd.com. This additional information will also be posted on the Company’s website, www.highlandhcd.com.
Comcorp Broadcasting, Inc.
Comcorp Broadcasting, Inc. (“ComCorp”) is a privately-held regional broadcasting company based in Lafayette, LA. ComCorp operates 23 TV stations in ten markets in Texas, Louisiana and Indiana. ComCorp filed for bankruptcy in June, 2006 after it was unable to meet its ongoing debt obligations. More information can be found at www.cca.net or Chapter 11 filing Case No. 06-50410, Western District of Louisiana.
Fontainebleu Florida Hotel, LLC
Fontainebleau Resorts, Inc. (“Fontainebleau”) is led by Chairman Jeffrey Soffer, who also serves as Chief Executive Officer of Turnberry, Ltd., a creator of luxury condominium and condominium-hotel developments, and President and Chief Financial Officer Glenn Schaeffer, former Chief Executive Officer of Mandalay Resort Group. Fontainebleau Miami Beach is a resort located in Miami Beach, Florida. Fontainbleau plans to renovate and expand this property into a 22-acre destination resort. The Company’s investment is related to the renovation of the original resort buildings. More information can be found at www.bleaumiamibeach.com.
Lake at Las Vegas Joint Venture, LLC
Lake Las Vegas is a 3,592-acre resort and destination community and is one of the larger master-planned communities in Las Vegas, NV. The development is located approximately 17 miles from the Las Vegas strip. The Company’s investment is related to a portion of land associated with the Lake Las Vegas development. More information can be found at www.lakelasvegas.com.
Macklowe/ EOP NYC Portfolio Pool 1
In February, 2007, Equity Office Properties (“EOP”), and one or more affiliates, merged with affiliates of Blackstone Real Estate Partners (“Blackstone”). Macklowe Properties (“Macklowe”) purchased all but one of EOP’s Manhattan, NY holdings, through an agreement with Blackstone. The Company’s investment is related to financing the purchase of a portion of these Manhattan properties. More information can be found at www.macklowe.com.
Northwest Airlines, Inc.
Northwest Airlines, Inc. (“Northwest”), with hubs in Detroit, Minneapolis/St. Paul, Memphis, Tokyo, and Amsterdam, operated approximately 1,400 daily departures, as of August, 2007. According to Northwest, it and its travel partners serve more than 1,000 cities in excess of 160 countries on six continents. Northwest emerged from Chapter 11 protection on May 31, 2007, and began trading on the NYSE under ticker symbol “NWA”. More information can be found at www.NWA.com or Chapter 11 filing Case No 05-17930, Southern District of New York.

About Highland Distressed Opportunities, Inc.
Highland Distressed Opportunities, Inc. (the “Company”) is a newly organized, non-diversified closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is total return generated by both capital appreciation and current income. We intend to invest primarily in financially-troubled or distressed companies that are either middle-market companies or unlisted companies by investing in senior secured debt, mezzanine debt and unsecured debt, each of which may include an equity component, and in equity investments. Generally, distressed companies are those that (i) are facing financial or other difficulties and (ii) are or have been operating under the provisions of the U.S. Bankruptcy Code or other similar laws or, in the near future, may become subject to such provisions or otherwise be involved in a restructuring of their capital structure.
This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (“SEC”).
We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.
Persons considering an investment in the Company should consider the investment objective, risks, and charges and expenses of the Company carefully before investing. Such information and other information about the Company will be available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and current reports on Form 8-K. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.
Shareholder Services: hfinfo@hcmlp.com, 877-247-1888